Exhibit 99.1

NEWS RELEASE
6140 Stoneridge Mall Road
CONTACT:	Suite 590
Kim Duncan	Pleasanton, CA 94588
Senior Director, Investor Relations	925-460-3663
ir@cooperco.com	www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2013 RESULTS

PLEASANTON, Calif., March 7, 2013 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal first quarter ended January 31, 2013.

•	Revenue increased 16% year-over-year to $379.8 million. CooperVision (CVI) revenue up 12% to $301.4 million, and CooperSurgical (CSI) revenue up 37% to $78.4 million.

•

GAAP earnings per share (EPS) $1.50, up 38 cents or 34% from last year’s first quarter. Includes final business interruption insurance proceeds of $14.1 million related to damage in one of our UK manufacturing facilities from October 2011.

•	Non-GAAP EPS $1.23, up 11 cents from last year’s first quarter. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We began fiscal 2013 with a very solid first quarter. Revenues grew nicely with CVI continuing to show strong Biofinity® growth and CSI posting strong growth in the fertility category. Our investment strategies are continuing to prove positive as indicated by our market share gains, and we remain optimistic about the future.”

First Quarter GAAP Operating Highlights

•	Revenue $379.8 million, up 16% from last year’s first quarter, 11% excluding currency and acquisitions.

•

Gross margin 63% compared with 65% in last year’s first quarter. The decrease was primarily the result of lower revenue due to currency, primarily the yen, and higher cost inventory associated with the relaunch of Avaira®.

•	Operating margin 18% compared with 19% in last year’s first quarter. The decrease was the result of lower gross margin offset by positive SG&A leverage.

•

Depreciation $24.1 million, up 19% from last year’s first quarter. Amortization $7.4 million, up 33% from last year’s first quarter, primarily related to intangible assets from the acquisition of Origio.

•

Total debt increased $34.3 million in the quarter to $408.0 million, due to $44.4 million of share repurchases (460 thousand shares). Interest expense $2.6 million compared with $3.7 million in last year’s first quarter.

•

Cash provided by operations $47.6 million, capital expenditures $29.3 million, insurance recovery $0.6 million, and excluding acquisition costs of $0.3 million resulted in free cash flow $19.2 million.

First Quarter CooperVision GAAP Operating Highlights

•	Revenue $301.4 million, up 12% from last year’s first quarter, 14% in constant currency.

•	Revenue by category:

	(In millions) 1Q13	% of CVI Revenue 1Q13	%chg y/y	Constant Currency %chg y/y
Toric	$91.6	30%	12%	13%
Multifocal	27.2	9%	31%	31%
Single-use sphere	65.5	22%	8%	13%
Non single-use sphere, other	117.1	39%	11%	12%

Total	$301.4	100%	12%	14%

•	Revenue by geography:

	(In millions) 1Q13	% of CVI Revenue 1Q13	%chg y/y	Constant Currency %chg y/y
Americas	$125.0	41%	18%	18%
EMEA	101.9	34%	7%	7%
Asia Pacific	74.5	25%	10%	17%

Total	$301.4	100%	12%	14%

•	Selected revenue by material:

	(In millions) 1Q13	% of CVI Revenue 1Q13	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$119.6	40%	38%	38%
Proclear®	$75.5	25%	7%	8%

•

Gross margin 63% compared with 64% in last year’s first quarter. The decrease was primarily the result of lower revenue due to currency, primarily the yen, and higher cost inventory associated with the relaunch of Avaira®.

First Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $78.4 million, up 37% from last year’s first quarter, up 1% excluding acquisitions.

•	Revenue by category:

	(In millions) 1Q13	% of CSI Revenue 1Q13	%chg y/y
Office, other	$29.5	38%	-3%
Surgical procedures	24.9	32%	9%
Fertility	24.0	30%	535%

Total	$78.4	100%	37%

•	Gross margin 64% compared with 67% in last year’s first quarter. The decrease was primarily the result of lower margins associated with our recently acquired Origio business.

2013 Guidance

The Company revises its full year fiscal 2013 guidance. Guidance is summarized as follows:

	FY13 Guidance Old	FY13 Guidance New
Revenues (In millions)
Total	$1,565-$1,625	$1,575-$1,625
CVI	$1,250-$1,290	$1,260-$1,290
CSI	$315-$335	$315-$335
EPS
GAAP	$5.90-$6.10	$6.22-$6.37
Non-GAAP	$5.90-$6.10	$5.95-$6.10
Free Cash Flow (In millions)	$210-$230	$170-$200

Guidance assumes constant currency at the date of issuance.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude insurance proceeds related to a business interruption claim and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal first quarter of 2013, our non-GAAP results exclude $0.6 million of costs related to the acquisition of Origio recorded in selling, general and administrative expense and $14.1 million in business interruption insurance proceeds.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended January 31,
	2013 GAAP	Adjustments	2013 Non-GAAP
Operating income	$68,821	$625	$69,446
Income before income taxes	$80,976	$(13,459)	$67,517
Provision for income taxes	$6,041	$171	$6,212
Net income attributable to Cooper stockholders	$74,667	$(13,629)	$61,038
Diluted EPS attributable to Cooper stockholders	$1.50	$(0.27)	$1.23

	Fiscal 2013 EPS Guidance
	2013 GAAP	Adjustments	2013 Non-GAAP
Diluted EPS	$6.22-$6.37	$(0.27)	$5.95-$6.10

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal first quarter 2013 financial results and current corporate developments. The dial in number in the United States is +1-800-510-9834 and outside the United States is +1-617-614-3669. The passcode is 41618260. There will be a replay available approximately two hours after the call ends until Thursday, March 14, 2013. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 40340337. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market-leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 7,800 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2013 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the yen and the euro that would decrease our revenues and earnings; acquisition integration delays or costs or the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; reduced sales, loss of customers and costs and expenses related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$14,445	$12,840
Trade receivables, net	241,168	234,297
Inventories	325,394	320,199
Deferred tax assets	33,972	39,417
Other current assets	65,869	51,107

Total current assets	680,848	657,860

Property, plant and equipment, net	636,999	640,255
Goodwill	1,374,504	1,370,247
Other intangibles, net	214,564	214,783
Deferred tax assets	17,074	14,434
Other assets	45,555	43,805

	$2,969,544	$2,941,384

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$30,459	$25,284
Other current liabilities	195,673	237,268

Total current liabilities	226,132	262,552

Long-term debt	377,512	348,422
Deferred tax liabilities	30,339	30,971
Other liabilities	86,013	86,281

Total liabilities	719,996	728,226

Total Cooper stockholders’ equity	2,232,062	2,192,751
Noncontrolling interests	17,486	20,407

Stockholders’ equity	2,249,548	2,213,158

	$2,969,544	$2,941,384

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2013	2012
Net sales	$379,839	$326,060
Cost of sales	139,341	115,607

Gross profit	240,498	210,453
Selling, general and administrative expense	150,653	131,748
Research and development expense	13,653	11,425
Amortization of intangibles	7,371	5,552

Operating income	68,821	61,728
Interest expense	2,567	3,662
Gain on insurance proceeds	14,084	—
Other income, net	638	681

Income before income taxes	80,976	58,747
Provision for income taxes	6,041	4,124

Net income	74,935	54,623
Less: Income attributable to noncontrolling interests	268	—

Net income attributable to Cooper stockholders	$74,667	$54,623

Diluted earnings per share attributable to Cooper stockholders	$1.50	$1.12

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,633	48,792

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 4Q12			Calendar 2012
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,356	4%	8%	$5,535	4%	9%
Torics	330	5%	8%	1,397	8%	10%
Multifocal	92	9%	32%	359	11%	34%

WW Soft Contact Lenses	$1,778	5%	10%	$7,291	5%	11%

Sales by Modality
Single-use	$733	10%	19%	$2,908	10%	16%
Other	1,045	1%	7%	4,383	2%	9%

WW Soft Contact Lenses	$1,778	5%	10%	$7,291	5%	11%

Sales by Geography
Americas	$644	5%	7%	$2,794	8%	11%
EMEA	488	2%	6%	1,985	2%	7%
Asia Pacific	646	6%	22%	2,512	4%	17%

WW Soft Contact Lenses	$1,778	5%	10%	$7,291	5%	11%

United States	$548	5%	5%	$2,417	8%	11%
International	1,230	5%	13%	4,874	4%	11%

WW Soft Contact Lenses	$1,778	5%	10%	$7,291	5%	11%

COO-E

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